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                                   Exhibit 5

                                 May 20, 1999



Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia 30326

     Re: Registration Statement on Form S-8 with respect to an additional 1,000,000 shares issuable pursuant to the Premier Bancshares, Inc. 1997 Stock Option Plan, as amended

Ladies and Gentlemen:

     We have served as counsel for Premier Bancshares, Inc., a Georgia corporation (the "Company"), in connection with its registration under the Securities Act of 1933, as amended, of an additional 1,000,000 shares of its common stock, $1.00 par value (the "Shares"), which are proposed to be offered and sold pursuant to the Premier Bancshares, Inc. 1997 Stock Option Plan, as amended (the "Plan"), and pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") with respect to the Shares.

     In connection with the preparation of this opinion, we have only reviewed, and this opinion is limited to, those laws of the State of Georgia, excluding local laws of the State of Georgia (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of the State of Georgia and judicial decisions to the extent they deal with any of the foregoing), and the laws of the United States of America that are, in our experience, normally applicable to the transactions referenced herein. We are licensed to practice law in the State of Georgia and, accordingly, this opinion is based solely upon such laws and we do not render any opinion as to the effect of the laws of any other jurisdiction. Further, we have assumed for purposes of this opinion (1) the genuineness of all signatures; (2) that all documents submitted to us as certified or photostatic copies are copies of original documents; and (3) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

     Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, upon issuance of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is delivered solely for your benefit in connection with the Plan and may not be quoted in whole or in part, referred to, filed with any governmental agency or otherwise used or relied upon by any other person or for any other purpose without our prior written consent except as provided herein.

     This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.
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                                                        Premier Bancshares, Inc.
                                                                    May 20, 1999
                                                                          Page 2


     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

                              WOMBLE CARLYLE SANDRIDGE & RICE
                              A Professional Limited Liability Company


                              By:  /s/ Elizabeth O. Derrick
                                 ---------------------------------------
                                 Elizabeth O. Derrick, Member